As filed with the Securities and Exchange Commission on March 13, 2009
Registration No. 333-121996

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 5
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NACCO INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3537	34-1505819
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
5875 Landerbrook Drive
Cleveland, Ohio 44124-4069
(440) 449-9600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Charles A. Bittenbender, Esq.
Vice President, General Counsel and Secretary
NACCO Industries, Inc.
5875 Landerbrook Drive
Cleveland, Ohio 44124-4069
(440) 449-9600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)
Copies to:
Thomas C. Daniels, Esq.
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114-1190
(216) 586-3939
Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If applicable, place an ☑ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
     Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
     Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Pursuant to Rule 429(a) under the Securities Act of 1933, the prospectus contained in this Post-effective Amendment No. 5 (this “Post-effective Amendment”) to the Registration Statement on Form S-4 filed by the Company on January 12, 2005 (Registration No. 333-121996), which was amended by the Pre-effective Amendment No. 1 to Form S-4 and declared effective on February 7, 2005, further amended by the Post-effective Amendment No. 1, declared effective on March 23, 2005, further amended by Post-effective Amendment No. 2, declared effective on March 6, 2006, further amended by Post-effective Amendment No. 3, declared effective on March 6, 2007, and further amended by Post-effective Amendment No. 4, declared effective on February 29, 2008 (as amended, the “Previous Registration Statement #3”), is a combined prospectus relating to up to 362,703 shares of securities registered and remaining unsold under the Previous Registration Statement #3. The Previous Registration Statement #3 included 269,468 shares of securities registered and remaining unsold under the Registration Statement on Form S-4 filed by the Company on September 5, 2003 (Registration No. 333-108538), as amended, which was declared effective on May 3, 2004 (the “Previous Registration Statement #2”). The Previous Registration Statement #2 included 64,795 shares of securities registered and remaining unsold under the Registration Statement on Form S-3 filed by the Company on July 13, 2001 (Registration No. 333-65134), which was amended by Pre-effective Amendment No. 1 to Form S-3 filed on Form S-4 and declared effective on November 14, 2001 (as amended, the “Previous Registration Statement #1”).
Pursuant to Rule 429(b), upon effectiveness, this Post-effective Amendment will constitute Post-effective Amendment No. 5 to the Previous Registration Statement #3, Post-effective Amendment No. 6 to the Previous Registration Statement #2 and Post-effective Amendment No. 11 to the Previous Registration Statement #1, which Post-effective Amendment No. 5, Post-effective Amendment No. 6 and Post-effective Amendment No. 11 shall hereafter become effective concurrently with the effectiveness of this Post-effective Amendment and in accordance with Section 8(c) of the Securities Act of 1933.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the post-effective amendment to the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated March 13, 2009
Prospectus
OFFER BY SELLING STOCKHOLDERS
TO EXCHANGE UP TO 362,703 SHARES OF
CLASS A COMMON STOCK
FOR 362,703 SHARES OF
CLASS B COMMON STOCK
NACCO INDUSTRIES, INC.
Under the terms of NACCO Industries, Inc.’s certificate of incorporation and a stockholders’ agreement, shares of Class B common stock are generally not transferable except to persons who are permitted transferees as specified in those documents. In accordance with those documents, parties to the stockholders’ agreement may transfer shares of Class B common stock to the selling stockholders for shares of Class A common stock, on a share for share basis. As a result, the selling stockholders named in this prospectus are offering to transfer from time to time up to 362,703 shares of our Class A common stock under this prospectus on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are parties to the stockholders’ agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders’ agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. We will not receive any proceeds from these transactions.
As of the date of this prospectus, the selling stockholders have already exchanged 439,933 shares of Class A common stock registered by the registration statement and prospectus initially filed on July 13, 2001, as amended, and declared effective on November 19, 2001, the registration statement and prospectus initially filed on September 5, 2003, as amended, and declared effective on May 3, 2004, and the registration statement and prospectus initially filed on January 12, 2005, as amended, and initially declared effective on February 7, 2005. The remaining shares of Class A common stock registered by those previously filed registration statements and prospectuses are included in the 362,703 shares of Class A common stock offered by this prospectus. See “Selling Stockholders” beginning on page 10.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “NC.” On March 12, 2009, the last sale price of our Class A common stock as reported by the New York Stock Exchange was $17.79 per share. Our Class B common stock is not publicly traded. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share.
Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, except that the six-month holding period requirement of Rule 144 will not apply.
Please consider carefully the “Risk Factors” beginning on page 6.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                        , 2009

     You should rely only on the information contained in this prospectus and in the reports and other information that we file with the Securities and Exchange Commission. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.
OFFER BY SELLING STOCKHOLDERS
TO EXCHANGE UP TO 362,703 SHARES
CLASS A COMMON STOCK
FOR
362,703 SHARES
CLASS B COMMON STOCK
OF
NACCO INDUSTRIES, INC.
PROSPECTUS
                    , 2009

WHERE YOU CAN FIND MORE INFORMATION
     We have filed this prospectus as part of a registration statement on Form S-4 with the Securities and Exchange Commission, or the Commission, under the Securities Act of 1933. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the Commission are only summaries of those documents’ material terms. If you want a complete description of the contents of those documents, you should obtain the documents yourself by following the procedures described below.
     We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Commission. Our reports and other information filed by us can be inspected and copied at the Public Reference Room of the Commission at 100 F. Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding us that is filed electronically with the Commission. The address of the site is: http://www.sec.gov. Our Class A common stock is quoted on the New York Stock Exchange and in connection therewith, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange. For further information on obtaining copies of our reports and other information concerning us at the New York Stock Exchange, please call (212) 656-5060. In addition, we make our annual and quarterly reports and other information that we file with the Commission available on our website. The address of our website is http://www.nacco.com. However, the information on our website and the Commission’s website is not a part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision to exchange shares of Class B common stock for shares of Class A common stock.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the Commission. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to a part of this prospectus. We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this exchange offer is completed:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Current Report on Form 8-K filed on February 12, 2009; and

•	The description of Class A common stock set forth in the registration statement on Form 8-B filed June 6, 1986.
     We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of the person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for copies of those documents should be directed to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio, 44124-4069, Attention: Secretary, telephone (440) 449-9600. To obtain timely delivery, you must request the information no later than five business days before the date you intend to elect to exchange shares of Class B common stock.

SUMMARY
     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this prospectus. Investors should consider carefully the information set forth under the heading “Risk Factors” beginning on page 6. In this prospectus, the terms “NACCO,” “we,” “us” and “our” refer to NACCO Industries, Inc.
NACCO
     NACCO Industries, Inc. is a holding company with the following principal businesses: lift trucks, housewares distribution, housewares retail and mining.
     NACCO Materials Handling Group. NACCO Materials Handling Group consists of our wholly owned subsidiary, NMHG Holding Co. NACCO Materials Handling Group designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Materials Handling Group manages its operations as two reportable segments: wholesale manufacturing and retail distribution.
     Hamilton Beach Brands. Our wholly owned subsidiary, Hamilton Beach Brands, Inc., is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels.
     Kitchen Collection. Our wholly owned subsidiary, The Kitchen Collection, Inc., is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States.
     North American Coal. Our wholly owned subsidiary, The North American Coal Corporation, and its affiliated coal companies, which we refer to in this prospectus as North American Coal, mine and market lignite coal primarily as fuel for power generation and provide selected value-added mining services for other natural resources companies in the United States. Lignite coal is delivered to power plants adjacent to North American Coal’s mines in Texas, North Dakota, Louisiana and Mississippi and dragline mining services are provided for independently owned limerock quarries in Florida.
     NACCO was incorporated as a Delaware corporation in 1986 in connection with the formation of a holding company structure for a predecessor corporation organized in 1913.
     Our principal executive offices are located at 5875 Landerbrook Drive, Cleveland, Ohio 44124-4069, and our telephone number is (440) 449-9600.
The Exchange Offer
     The selling stockholders named in this prospectus are offering to transfer from time to time up to 362,703 shares of our Class A common stock on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are parties to the stockholders’ agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders’ agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. See “Selling Stockholders” beginning on page 10.
     As of March 3, 2009, the participating stockholders under the stockholders’ agreement beneficially owned approximately 96% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders’ agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.
Material U.S. Federal Income Tax Consequences
     Gain or loss will generally not be recognized by NACCO stockholders who exchange shares of their Class B common stock for shares of Class A common stock held by the selling stockholders. See “Material U.S. Federal Income Tax Consequences” beginning on page 27.
     The tax consequences of an exchange will depend on the stockholder’s particular facts and circumstances. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their own tax advisors to fully understand the tax consequences to them of an exchange.

Summary Historical Consolidated Financial Data
     The following tables present a summary of our historical consolidated financial data. The statement of operations and other data for each of the three years in the period ended December 31, 2008 and the balance sheet data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements and related notes, which are incorporated into this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The statement of operations and other data for the years ended December 31, 2004 and 2005, and the balance sheet data as of December 31, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus or incorporated by reference. These consolidated financial statements have been filed with the SEC. See “Where You Can Find More Information” on page 2. The historical consolidated data are presented for informational purposes only and do not purport to project our financial position as of any future date or our results of operations for any future period. The following information is only a summary and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes, which are incorporated into this prospectus by reference.

	Year ended December 31,
	2008(1)	2007(2)	2006(2)	2005(2)	2004(2)
	(in millions, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$3,680.3	$3,602.7	$3,349.0	$3,157.4	$2,782.6
Operating profit (loss)	$(387.3)	$139.3	$173.6	$108.9	$86.9
Income (loss) before extraordinary gain	$(437.6)	$90.4	$94.0	$58.4	$46.7
Extraordinary gain, net-of-tax (3)	—	—	12.8	4.7	0.5

Net income (loss)	$(437.6)	$90.4	$106.8	$63.1	$47.2

Basic earnings (loss) per share:

Income (loss) before extraordinary gain	$(52.84)	$10.94	$11.41	$7.10	$5.69
Extraordinary gain, net-of-tax (3)	—	—	1.56	0.57	0.06

Net income (loss) per basic share	$(52.84)	$10.94	$12.97	$7.67	$5.75

Diluted earnings (loss) per share:

Income (loss) before extraordinary gain	$(52.84)	$10.93	$11.40	$7.10	$5.69
Extraordinary gain, net-of-tax (3)	—	—	1.56	0.57	0.06

Net income (loss) per diluted share	$(52.84)	$10.93	$12.96	$7.67	$5.75

BALANCE SHEET DATA:

Total assets (as of period end)	$1,687.9	$2,427.3	$2,154.5	$2,091.6	$2,035.6
Long-term debt (as of period end)	$400.5	$439.5	$359.9	$406.2	$407.4
Stockholders’ equity (as of period end)	$356.7	$891.4	$791.3	$700.9	$685.0

OTHER DATA:

Per share data:
Cash dividends	$2.045	$1.980	$1.905	$1.848	$1.675

(1)	During the fourth quarter of 2008, our stock price significantly declined compared with previous periods and our market value of equity was below the book value of tangible assets and the book value of equity. We performed an interim impairment test, which indicated that goodwill and certain other intangibles were impaired at December 31, 2008. Therefore, we recorded a non-cash impairment charge of $435.7 million during the fourth quarter of 2008.

(2)	As revised for Hamilton Beach Brands change from LIFO to FIFO inventory valuation method.

(3)	An extraordinary gain was recognized in 2006, 2005 and 2004 as a result of a reduction in Bellaire Corporation’s estimated closed mine obligations relating to amounts owed to the United Mine Workers of America Combined Benefit Fund arising as a result of the Coal Industry Retiree Health Benefit Act of 1992.

RISK FACTORS
     Prospective investors in the shares of Class A common stock offered hereby should consider carefully the following risk factors as well as the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated into this prospectus by reference, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus and the documents incorporated into this prospectus by reference.
Risks Related to This Offering
     The voting power of holders of Class B common stock who transfer their shares to the selling stockholders and receive shares of Class A common stock will diminish.
     Holders of Class B common stock have ten votes per share of Class B common stock, while holders of Class A common stock have one vote per share of Class A common stock. Holders of Class B common stock who transfer their shares to the selling stockholders in exchange for shares of Class A common stock will reduce their voting power.
     The voting power of the selling stockholders will increase if the selling stockholders exchange their shares of Class A common stock for shares of Class B common stock in the exchange offer.
     Holders of Class A common stock and holders of Class B common stock vote together on matters submitted to a vote of NACCO’s stockholders. Consequently, if holders of Class B common stock transfer their shares of Class B common stock to the selling stockholders, the voting power of the selling stockholders will increase. As of March 3, 2009, the selling stockholders collectively controlled 54.4% of the voting power of outstanding shares of NACCO’s common stock based on the number of outstanding shares as of March 3, 2009. As of that date, there were 6,681,480 shares of Class A common stock and 1,604,398 shares of Class B common stock outstanding. If all shares of Class A common stock offered by this prospectus are exchanged for shares of Class B common stock and the selling stockholders act together when voting their shares of Class B common stock, they will control 68.8% of the voting power of outstanding shares of NACCO’s common stock based on the number of outstanding shares as of March 3, 2009, as well as the outcome of any class vote of the Class B common stock that requires the vote of at least a majority of the outstanding Class B common stock.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated herein by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend for these forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity strategies, competition, expected activities and investments, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as “believe,” “anticipate,” “plan,” “seek,” “expect,” “intend,” and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Our and our subsidiaries’ actual results could be materially different or worse than those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors and uncertainties described above and elsewhere in this prospectus. In addition, the following risks and uncertainties with respect to our subsidiaries’ operations include, among others, the following:
     NACCO Materials Handling Group:
•	reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, including the ability of NACCO Materials Handling Group’s dealers and end-users to obtain financing at reasonable rates as a result of current economic conditions;

•	changes in sales prices;

•	delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor;

•	exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NACCO Materials Handling Group operates and/or sells products;

•	delays in, increased costs from or reduced benefits from restructuring programs;

•	customer acceptance of, changes in the prices of, or delays in the development of new products;

•	introduction of new products by, or more favorable product pricing offered by, NACCO Materials Handling Group’s competitors;

•	delays in manufacturing and delivery schedules;

•	changes in or unavailability of suppliers;

•	bankruptcy of or loss of major dealers, retail customers or suppliers;

•	product liability or other litigation, warranty claims or returns of products;

•	the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives;

•	acquisitions and/or dispositions of dealerships by NACCO Materials Handling Group;

•	changes mandated by federal and state regulation, including health, safety or environmental legislation;

•	the ability of NACCO Materials Handling Group and its dealers and suppliers to access credit in the current economic environment; and

•	the ability of NACCO Materials Handling Group to obtain future financing on reasonable terms or at all.
     Hamilton Beach Brands:
•	changes in the sales prices, product mix or levels of consumer purchases of small electric appliances;

•	changes in consumer retail and credit markets;

•	bankruptcy of or loss of major retail customers or suppliers;

•	changes in costs, including transportation costs, of sourced products;

•	delays in delivery of sourced products;

•	changes in, or unavailability of quality or cost effective, suppliers;

•	exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach Brands buys, operates and/or sells products;

•	product liability, regulatory actions or other litigation, warranty claims or returns of products;

•	customer acceptance of, changes in costs of, or delays in the development of new products;

•	increased competition, including consolidation within the industry;

•	the ability of Hamilton Beach Brands and its customers and suppliers to access credit in the current economic environment; and

•	the ability of Hamilton Beach Brands to obtain future financing on reasonable terms or at all.
     Kitchen Collection:
•	changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the current financial crisis or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores;

•	changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods;

•	changes in costs, including transportation costs, of inventory;

•	delays in delivery or the unavailability of inventory;

•	customer acceptance of new products;

•	increased competition; and

•	the ability to obtain future financing on reasonable terms or at all.

     North American Coal:
•	weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements;

•	weather or equipment problems that could affect lignite coal or limerock deliveries to customers;

•	changes in mining permit requirements that could affect deliveries to customers, including the resumption of Florida limerock mining;

•	changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items;

•	costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures;

•	changes in U.S. regulatory requirements, including changes in power plant emission regulations;

•	changes in the power industry that would affect demand for North American Coal’s reserves;

•	the ability of North American Coal’s utility customers to access credit markets to maintain current liquidity; and

•	the ability of North American Coal to obtain future financing on reasonable terms or at all.

USE OF PROCEEDS
     We will not receive any proceeds from the exchange of any shares by the selling stockholders.
SELLING STOCKHOLDERS
     Class A Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of March 3, 2009, certain information with respect to the selling stockholders, including:
•	the name of each selling stockholder;

•	the number of shares of Class A common stock owned by each selling stockholder immediately prior to the sale of shares offered by this prospectus;

•	the number of shares of Class A common stock offered for exchange by each selling stockholder by this prospectus; and

•	the percentage of ownership of Class A common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus based on the number of shares of Class A common stock outstanding on March 3, 2009.
     A total of 362,703 shares of Class A common stock is being offered by this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, or in each case their revocable trusts, and Rankin Associates IV, L.P., or Rankin IV, are offering to exchange the following numbers of shares of Class A common stock: Alfred M. Rankin, Jr., 100,577; Thomas T. Rankin, 52,621; Claiborne R. Rankin, 29,023; Roger F. Rankin, 75,210; and Rankin IV, 105,272. Because each individual selling stockholder or his revocable trust will offer to exchange the shares, both the individual selling stockholder and his trust are listed separately in the tables below. However, each individual, together with his revocable trust, will only offer to exchange the number of shares of Class A common stock described above and, accordingly, an aggregate of 362,703 shares are being offered for exchange by this prospectus. In the tables below, the disclosure of the beneficial ownership of shares for the individual selling stockholders reflects all shares deemed to be beneficially owned by such selling stockholders (including those shares held in each selling stockholder’s revocable trust). The disclosure of the beneficial ownership of shares for each selling stockholder’s revocable trust includes only those shares held directly by such trust.
     Because the selling stockholders may offer all, a portion or none of the Class A common stock offered by this prospectus, we cannot assure you as to the number of shares of Class A common stock or Class B common stock that will be held by the selling stockholders immediately following the offering. The tables below assume that the beneficial ownership of Class A common stock for each selling stockholder, including shares held directly and indirectly by an individual selling stockholder’s revocable trust, will decrease by an aggregate of the number of shares of Class A common stock described above as a result of this offering and that the beneficial ownership of Class B common stock for each selling stockholder, including shares held directly and indirectly by an individual selling stockholder’s revocable trust, will increase by the same number of shares of Class B common stock. The tables do not, however, account for any changes in each selling stockholder’s beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A common stock or Class B common stock.
     As of the date of this prospectus, the selling stockholders have already exchanged 439,933 shares of the Class A common stock offered by the registration statement and prospectus related to the exchange offer that was initially filed on July 13, 2001, the registration statement and prospectus related to the exchange offer that was initially filed on September 5, 2003 and the registration statement and prospectus related to the exchange offer that was initially filed on January 12, 2005.

Class A Common Stock

		Shares Beneficially	Shares Offered	Shares Beneficially	Percentage of
		Owned Before this	Pursuant to this	Owned After this	Shares Owned After
Name	Title of Class	Offering(1)	Offering(1)	Offering(1)	this Offering(1)
Alfred M. Rankin, Jr. (2)	Class A	778,629	100,577	572,780	9.1%

Alfred M. Rankin, Jr., as	Class A	134,630	100,577	34,053	0.5%
Trustee of the Main Trust of Alfred M. Rankin Jr. created under the Agreement, dated September 28, 2000, as supplemented, amended and restated (the “Alfred Rankin Trust”) (2)

Thomas T. Rankin (3)	Class A	507,639	52,621	349,746	5.5%

Thomas T. Rankin, as Trustee	Class A	52,621	52,621	0	0.0%
under the Agreement, dated December 29, 1967, as supplemented, amended and restated, with Thomas T. Rankin creating a revocable trust for the benefit of Thomas T. Rankin (the “Thomas Rankin Trust”) (3)

Claiborne R. Rankin (4)	Class A	498,068	29,023	363,773	5.8%

Claiborne R. Rankin, as Trustee	Class A	29,023	29,023	0	0.0%
under the Agreement, dated June 22, 1971, as supplemented, amended and restated, with Claiborne R. Rankin creating a revocable trust for the benefit of Claiborne R. Rankin (the “Claiborne Rankin Trust”) (4)

Roger F. Rankin (5)	Class A	526,769	75,210	346,287	5.5%

Roger F. Rankin, as Trustee	Class A	75,210	75,210	0	0.0%
under the Agreement, dated September 11, 1973, as supplemented, amended and restated, with Roger F. Rankin creating a trust for the benefit of Roger F. Rankin (the “Roger Rankin Trust”) (5)

Rankin Associates IV, L.P. (1)(6)	Class A	105,272	105,272	0	0.0%

(1)	Each of the Alfred Rankin Trust, Thomas Rankin Trust, Claiborne Rankin Trust and Roger Rankin Trust is a General and Limited Partner of Rankin IV. As trustee and primary beneficiary of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin shares the power to vote the 105,272 shares of Class A common stock held by Rankin IV with the other General Partners of Rankin IV and shares the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts are deemed to beneficially own the 105,272 shares of Class A common stock held by Rankin IV.

(2)	Alfred M. Rankin, Jr.:

•	shares with National City Bank, a national banking association, the power to vote and dispose of 2,000 shares of Class A common stock pursuant to an agreement with his mother, creating a charitable trust for 20 years and then for the benefit of her grandchildren;

•	shares with his mother the power to vote and dispose of 28,000 shares of Class A common stock pursuant to an agreement with his mother, creating a trust for the benefit of her grandchildren;

•	shares with National City Bank the power to vote and dispose of 26,608 shares of Class A common stock held by the A.M. Rankin Sr. GST Trust A for the benefit of Alfred M. Rankin, Sr.’s grandchildren;

•	shares with his child the power to vote and dispose of 38,922 shares of Class A common stock held in trust for the benefit of that child;

•	shares with a second child the power to vote and dispose of 38,922 shares of Class A common stock held in trust for the benefit of that child;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV;

•	has the sole power to vote and dispose of 134,630 shares of Class A common stock held by the Alfred Rankin Trust;

•	shares with National City Bank the power to vote and dispose of 30,000 shares of Class A common stock held by a revocable trust for the benefit of his mother;

•	has the sole power to vote and dispose of an additional 14,000 shares of Class A common stock held by him directly in an individual retirement account;

•	has the sole power to vote and dispose of 1,214 shares of Class A common stock held in the Clara L.T. Rankin Qualified Annuity Interest Trust 2009A;

•	is deemed to share with his spouse the power to vote and dispose of 20,766 shares of Class A common stock owned by his spouse; and

•	has acquired 56,052 shares of Class B common stock in exchange for 56,052 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.
In addition to Mr. Alfred M. Rankin, Jr.’s beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 100,577 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares held directly by Mr. Rankin or shares currently held by the Alfred Rankin Trust. Mr. Rankin, as a trustee, may choose to conduct exchanges through the Alfred Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Alfred Rankin Trust and conduct any exchange directly. Mr. Alfred M. Rankin, Jr. is the Chairman, President and Chief Executive Officer and a Director of NACCO.
(3)	Thomas T. Rankin:

•	has sole power to vote and dispose of 52,621 shares of Class A common stock held by the Thomas Rankin Trust;

•	is deemed to share with his spouse the power to vote and to dispose of 3,382 shares of Class A common stock owned by his spouse;

•	shares as co-trustee with his child of a trust for the benefit of that child the power to vote and dispose of 8,069 shares of Class A common stock;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV; and

•	has acquired 24,544 shares of Class B common stock in exchange for 24,544 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.
In addition to Mr. Thomas T. Rankin’s beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 52,621 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares currently held by the Thomas Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Thomas Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Thomas Rankin Trust and conduct any exchange directly. Mr. Thomas T. Rankin is a Director of Hamilton Beach Brands, Inc.
(4)	Claiborne R. Rankin:
•	has sole power to vote and dispose of 29,023 shares of Class A common stock held by the Claiborne Rankin Trust;

•	is deemed to share, as trustee, the power to vote and dispose of 5,287 shares of Class A common stock held in trust for the benefit of his child;

•	is deemed to share, as trustee, the power to vote and dispose of 5,332 shares of Class A common stock held in trust for the benefit of a second child;

•	is deemed to share, as trustee, the power to vote and dispose of 10,316 shares of Class A common stock held in trust for the benefit of a third child;

•	is deemed to share with his spouse the power to vote and dispose of 4,543 shares of Class A common stock owned by his spouse;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV; and

•	has acquired 24,682 shares of Class B common stock in exchange for 24,682 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.
In addition to Mr. Claiborne R. Rankin’s beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 29,023 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares currently held by the Claiborne Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Claiborne Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Claiborne Rankin Trust and conduct any exchange directly. Mr. Claiborne R. Rankin is a Director of NMHG Holding Co. and NACCO Materials Handling Group, Inc.
(5)	Roger F. Rankin:
•	has sole power to vote and dispose of 75,210 shares of Class A common stock held by the Roger Rankin Trust;

•	is deemed to share with his spouse the power to vote and dispose of 3,498 shares of Class A common stock held in trust for their child, and 1,611 shares of Class A common stock held in trust for a second child held by his spouse as trustee of both trusts;

•	is deemed to share with his spouse the power to vote and dispose of 2,883 shares of Class A common stock owned by his spouse;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV; and

•	has acquired 39,927 shares of Class B common stock in exchange for 39,927 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.
In addition to Mr. Roger F. Rankin’s beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 75,210 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares currently held by the Roger Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Roger Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Roger Rankin Trust and effect any exchange directly. Mr. Roger F. Rankin is a Director of The North American Coal Corporation.
(6)	Rankin Associates IV, L.P.: The trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 105,272 shares of Class A common stock held by Rankin IV. Although Rankin IV holds the 105,272 shares of Class A common stock, it does not have any power to vote or dispose of such shares of Class A common stock other than effecting exchanges pursuant to this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class A common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B common stock or convert Class B common stock into Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of partners owning more than 75% of all partnership interests of Rankin IV. Rankin IV may not transfer Class A common stock, other than pursuant to a share for share exchange to acquire Class B common stock, without the consent of the general partners owning more than 75% of the general partnership interests in Rankin IV and the consent of partners owning more than 75% of all partnership interests in Rankin IV. The Class B common stock beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.
Rankin IV has acquired 294,728 shares of Class B common stock in exchange for 294,728 shares of Class A common stock pursuant to an exchange effected pursuant to the registration statement and prospectus related to the exchange offer that was initially declared effective on February 7, 2005.
Each of the selling stockholders is a party to the stockholders’ agreement, dated as of March 15, 1990, as amended, by and among NACCO, the selling stockholders and the additional signatories that are parties thereto.
     Class B Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of March 3, 2009, certain information with respect to the selling stockholders, including:
•	the name of each selling stockholder;

•	the number of shares of Class B common stock owned by each selling stockholder immediately prior to the exchange of shares offered by this prospectus;

•	the number of shares of Class B common stock that each selling stockholder may obtain if all of the shares of Class A common stock that each selling stockholder is offering by this prospectus are exchanged for shares of Class B common stock;

•	the percentage of ownership of Class B common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus; and

•	the percentage of combined voting power of shares of Class A common stock and Class B common stock each selling stockholder will have immediately following the exchange of shares of Class A common stock for Class B common stock offered by this prospectus based on the number of shares of Class A and Class B common stock outstanding on March 3, 2009.

Class B Common Stock

						Percentage
						of Combined
						Voting
						Power of
						Shares of
						Class A and
		Shares	Shares	Shares	Percentage	Class B
		Beneficially	Acquired	Beneficially	of Shares	Common
		Owned	Pursuant to	Owned After	Owned After	Stock After
	Title of	Before this	this	this	this	this
Name	Class	Offering(1)	Offering(1)	Offering(1)	Offering(1)	Offering(1)
Alfred M. Rankin, Jr. (2)	Class B	830,151	100,577	1,036,000	52.7%	48.1%

Alfred M. Rankin, Jr., as Trustee of the Alfred Rankin Trust (2)	Class B	43,182	100,577	143,759	7.3%	6.5%

Thomas T. Rankin (3)	Class B	859,972	52,621	1,017,865	51.7%	46.3%

Thomas T. Rankin, as Trustee of the Thomas Rankin Trust (3)	Class B	92,873	52,621	145,494	7.4%	6.4%

Claiborne R. Rankin (4)	Class B	864,411	29,023	998,706	50.8%	45.5%

Claiborne R. Rankin, as Trustee of the Claiborne Rankin Trust (4)	Class B	97,312	29,023	126,335	6.4%	5.6%

Roger F. Rankin (5)	Class B	885,224	75,210	1,065,706	54.2%	48.4%

Roger F. Rankin, as Trustee of the Roger Rankin Trust (5)	Class B	118,125	75,210	193,335	9.8%	8.5%

Rankin Associates IV, L.P. (1)	Class B	294,728	105,272	400,000	20.3%	17.6%

(1)	Each of the Alfred Rankin Trust, Thomas Rankin Trust, Claiborne Rankin Trust and Roger Rankin Trust is a General and Limited Partner of Rankin IV. As trustee and primary beneficiary of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin shares the power to vote the 294,728 shares of Class B common stock held by Rankin IV with the other General Partners of Rankin IV and shares the power to dispose of the 294,728 shares of Class B common stock held by Rankin IV with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts are deemed to beneficially own the 294,728 shares of Class B common stock held by Rankin IV. In addition, as trustee and primary beneficiary of each of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin will share the power to vote the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer with the other General Partners of Rankin IV and will share the power to dispose of the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts will be deemed to beneficially own the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer.

(2)	Alfred M. Rankin, Jr.:
•	has the sole power to vote and dispose of 12,870 shares of Class B common stock held by the Alfred M. Rankin, Jr.’s Qualified Annuity Interest Trust 2009B;

•	has the sole power to vote and dispose of 43,182 shares of Class B common stock held by the Alfred Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV; and

•	has the sole power to vote and dispose of 7,000 shares of Class B common stock held in the Clara L.T. Rankin Qualified Annuity Interest Trust 2009B.

(3)	Thomas T. Rankin:
•	has the sole power to vote and dispose of 92,873 shares of Class B common stock held by the Thomas Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.

(4)	Claiborne R. Rankin:
•	has the sole power to vote and dispose of 97,312 shares of Class B common stock held by the Claiborne Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.

(5)	Roger F. Rankin:
•	has the sole power to vote and dispose of 118,125 shares of Class B common stock held by the Roger Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK
     Set forth in the following tables is the indicated information as of March 3, 2009 (except as otherwise indicated) with respect to (1) each person who is known to NACCO to be the beneficial owner of more than five percent of the Class A common stock, (2) each person who is known to NACCO to be the beneficial owner of more than five percent of the Class B common stock and (3) the beneficial ownership of Class A common stock and Class B common stock by the directors, NACCO’s principal executive officer, principal financial officer and the three other most highly compensated executive officers of NACCO and its subsidiaries during 2008 and all executive officers and directors as a group. Beneficial ownership of Class A common stock and Class B common stock has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Commission under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A common stock or Class B common stock.
     Holders of shares of Class A common stock and Class B common stock are entitled to different voting rights with respect to each class of stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Holders of Class A common stock and holders of Class B common stock generally vote together as a single class on matters submitted to a vote of NACCO’s stockholders.
Amount and Nature of Beneficial Ownership
Class A Common Stock

				Shared
		Sole Vesting		Voting or
		and Investment		Investment	Aggregate		Percent of
Name	Title of Class	Power		Power	Amount		Class(1)
FMR LLC (2) 82 Devonshire Street Boston, Massachusetts 02109	Class A	565,000	(2)	—	565,000	(2)	8.46%

Dimensional Fund Advisors LP (3) 1299 Ocean Avenue Santa Monica, CA 90401	Class A	474,026	(3)	—	474,026	(3)	7.09%

Beatrice B. Taplin 11 Cherry Hills Drive Englewood, CO 80110	Class A	390,309		—	390,309		5.84%

Rankin Associates II, L.P., et al. (4) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	—	(4)	— (4)	338,295	(4)	5.06%

Owsley Brown II (5)	Class A	5,047		1,000 (6)	6,047	(6)	—

Dennis W. LaBarre (5)	Class A	5,687		—	5,687		—

Richard de J. Osborne (5)	Class A	3,375		—	3,375		—

Alfred M. Rankin, Jr.	Class A	149,844		628,785 (7)	778,629	(7)	11.65%

Ian M. Ross (5)	Class A	4,106		—	4,106		—

Michael E. Shannon (5)	Class A	3,211		—	3,211		—

			Shared
		Sole Vesting	Voting or
		and Investment	Investment	Aggregate	Percent of
Name	Title of Class	Power	Power	Amount	Class(1)

Britton T. Taplin (5)	Class A	36,671	1,055	37,726	0.56%

David F. Taplin (5)	Class A	17,613	83,128 (8)	100,741	1.51%

John F. Turben (5)	Class A	8,240	—	8,240	0.12%

Eugene Wong (5)	Class A	1,926	—	1,926	—

Kenneth C. Schilling	Class A	5,397		5,397	—

Michael J. Morecroft	Class A	—	—	—	—

Michael P. Brogan	Class A	—	—	—	—

Robert L. Benson	Class A	—	—	—	—

All executive officers and directors as a group (43 persons)	Class A	274,756	713,968 (9)	988,724 (9)	14.80%

(1)	Less than 0.10%, except as otherwise indicated.

(2)	A Schedule 13G filed with the Commission with respect to Class A common stock on February 17, 2009 reported that FMR LLC and Edward C. Johnson, 3d. may be deemed to beneficially own the shares of Class A common stock reported herein. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the shares as a result of acting as investment advisor to the Fidelity Low Priced Stock Fund, which is referred to as the Fund. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Fund, each has sole power to dispose of the shares owned by the Fund, with the power to direct the voting of those shares held by the Board of Trustees of the Fund. Members of the Edward C. Johnson 3d. family own approximately 49% of the voting power of FMR LLC. Mr. Johnson is Chairman of FMR LLC.

(3)	A Schedule 13G/A filed with the Commission with respect to Class A common stock on February 9, 2009 reported that Dimensional Fund Advisors LP, which is referred to as Dimensional and was formerly Dimensional Fund Advisors Inc., may be deemed to beneficially own the shares of Class A common stock reported herein as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act that furnishes investment advice to four investment companies registered under the Investment Company Act and serving as an investment manager to certain other commingled group trusts and separate accounts, which are referred to collectively as the Dimensional Funds, which own the shares of Class A common stock. In its role as investment adviser or manager, Dimensional possesses investment and/or voting power over the shares of Class A common stock owned by the Dimensional Funds. However, all shares of Class A common stock reported herein are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(4)	A Schedule 13D, which was filed with the Commission with respect to Class A common stock and most recently amended on February 13, 2009, reported that Rankin Associates II, L.P., which is referred to as Associates, the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc., which is referred to as RMI, the general partner of Associates, may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class A common stock held by Associates. Although Associates holds the 338,295 shares of Class A common stock, it does not have any power to vote or dispose of such shares of Class A common stock. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the shareholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A common stock without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates.

(5)	Pursuant to our Non-Employee Directors’ Equity Compensation Plan, which is referred to as the Non-Employee Directors’ Plan, each non-employee director has the right to acquire additional shares of Class A common stock within 60 days after March 3, 2009. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2009 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A common stock plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A common stock on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2009.

(6)	Owsley Brown II is deemed to share with his spouse voting and investment power over 1,000 shares of Class A common stock held by Mr. Brown’s spouse; however, Mr. Brown disclaims beneficial ownership of such shares.

(7)	Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (4) above as a result of holding through his trust, of which he is trustee, partnership interests in Associates and therefore may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A common stock held by Associates. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 105,272 shares of Class A common stock held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 589,685 shares of Class A common stock held by (a) members of Mr. Rankin’s family, (b) charitable trusts, (c) trusts for the benefit of members of Mr. Rankin’s family and (d) Associates and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(8)	David F. Taplin is deemed to share with his sister the power to vote and dispose of 83,128 shares of Class A common stock as a result of being a co-trustee of a trust for the benefit of his mother.

(9)	The aggregate amount of Class A common stock beneficially owned by all executive officers and directors and the aggregate amount of Class A common stock beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A common stock of which Mr. Brown has disclaimed beneficial ownership in note (6) above and Mr. Rankin has disclaimed beneficial ownership in note (7) above. As described in note (5) above, the aggregate amount of Class A common stock beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after March 3, 2009 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

		Sole		Shared
		Voting and		Voting or
	Title of	Investment		Investment		Aggregate		Percent of
Name	Class	Power		Power		Amount		Class(1)
Clara Taplin Rankin, et al. (2) c/o National City Bank Corporate Trust Operations P.O. Box 92301, Dept. 5352 Cleveland, OH 44193-0900	Class B	—	(2)	—	(2)	1,542,757	(2)	96.16%

Rankin Associates I, L.P., et al. (3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(3)	—	(3)	472,371	(3)	29.44%

Beatrice B. Taplin 11 Cherry Hills Drive Englewood, CO 80110	Class B	337,310	(4)	—		337,310	(4)	21.02%

Rankin Associates IV, L.P., et al. (5) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(5)	—	(5)	294,728	(5)	18.37%

Owsley Brown II	Class B	—		—		—		—

Dennis W. LaBarre	Class B	100		—		100		—

Richard de J. Osborne	Class B	—		—		—		—

Alfred M. Rankin, Jr.	Class B	56,052	(6)	774,099	(6)	830,151	(6)	51.74%

Ian M. Ross	Class B	—		—		—		—

Michael E. Shannon	Class B	—		—		—		—

Britton T. Taplin	Class B	—		—		—		—

David F. Taplin	Class B	15,883	(7)	—		15,883	(7)	0.99%

John F. Turben	Class B	—		—		—		—

Eugene Wong	Class B	—		—		—		—

Kenneth C. Schilling	Class B	—		—		—		—

Michael J. Morecroft	Class B	—		—		—		—

Michael P. Brogan	Class B	—		—		—		—

Robert L. Benson	Class B	—		—		—		—

All executive officers and directors as a group (43 persons)	Class B	73,910	(8)	774,099	(8)	848,009	(8)	52.86%

(1)	Less than 0.10%, except as otherwise indicated.

(2)	A Schedule 13D, which was filed with the Commission with respect to Class B common stock and most recently amended on February 13, 2009, which is referred to as the Stockholders 13D, reported that, except for NACCO and National City Bank, as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B common stock subject to the stockholders’ agreement, which is an aggregate of 1,542,757 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B common stock into Class A common stock or prior to any sale or transfer of Class B common stock to any permitted transferee (under the terms of the Class B common stock) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A common stock prior to their sale or transfer. The shares of Class B common stock subject to the stockholders’ agreement constituted 96.16% of the Class B common stock outstanding on March 3, 2009 or approximately 67.89% of the combined voting power of all Class A common stock and Class B common stock outstanding on such date. Certain Signatories own Class A common stock, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, NACCO may, but is not obligated to, buy any of the shares of Class B common stock not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B common stock.

(3)	A Schedule 13D, which was filed with the Commission with respect to Class B common stock and most recently amended on February 13, 2009, reported that Rankin Associates I, L.P., which is referred to as Rankin I, and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B common stock held by Rankin I. Although Rankin I holds the 472,371 shares of Class B common stock, it does not have any power to vote or dispose of such shares of Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B common stock or convert Class B common stock into Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B common stock beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4)	Beatrice B. Taplin has the sole power to vote and dispose of 337,310 shares of Class B common stock held in trusts. The Stockholders 13D reported that the Class B common stock beneficially owned by Beatrice B. Taplin is subject to the stockholders’ agreement.

(5)	A Schedule 13D, which was filed with the Commission with respect to Class B common stock and most recently amended on February 13, 2009, reported that the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 294,728 shares of Class B common stock held by Rankin IV. Although Rankin IV holds the 294,728 shares of Class B common stock, it does not have any power to vote or dispose of such shares of Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B common stock or convert Class B common stock into Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B common stock beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

(6)	Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (3) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B common stock held by Rankin I. In addition, Mr. Rankin may be deemed to be a member of the group described in note (5) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 294,728 shares of Class B common stock held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 558,171 shares of Class B common stock held by (a) a trust for the benefit of a member of Mr. Rankin’s family and (b) Rankin I and Rankin IV to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B common stock beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

(7)	The Stockholders 13D reported that the Class B common stock beneficially owned by David F. Taplin is subject to the stockholders’ agreement.

(8)	The aggregate amount of Class B common stock beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B common stock beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B common stock of which Mr. Rankin has disclaimed beneficial ownership in note (6) above.
     Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin, and David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., an executive officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing tables equals 1,322,776 shares, or 19.80%, of the Class A common stock and 1,183,344 shares, or 73.76%, of the Class B common stock outstanding on March 3, 2009. The combined beneficial ownership of all directors of NACCO, together with Clara Taplin Rankin, Beatrice B. Taplin and all of the executive officers of NACCO whose beneficial ownership of Class A common stock and Class B common stock must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,379,033 shares, or 20.64%, of the Class A common stock and 1,185,319 shares, or 73.88%, of the Class B common stock outstanding on March 3, 2009. Such shares of Class A common stock and Class B common stock together represent 58.23% of the combined voting power of all Class A common stock and Class B common stock outstanding on such date.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
     Under the terms of NACCO’s certificate of incorporation and a stockholders’ agreement, dated as of March 15, 1990, as amended, shares of Class B common stock are generally not transferable. Pursuant to the terms of the stockholders’ agreement to which each of the selling stockholders is a party, and NACCO’s certificate of incorporation, however, qualifying holders of Class B common stock may transfer shares of Class B common stock to the selling stockholders in exchange for shares of Class A common stock, on a share for share basis. The selling stockholders are offering to exchange up to 362,703 shares of Class A common stock with qualifying holders of Class B common stock. The selling stockholders may offer to exchange any or all of the shares of Class A common stock covered by this prospectus from time to time in varying amounts. As of the date of this prospectus, the selling stockholders have already exchanged 439,933 shares of Class A common stock registered by the registration statement and prospectus related to the exchange offer that was initially filed on July 13, 2001, the registration statement and prospectus related to the exchange offer that was initially filed on September 5, 2003 and the registration statement and prospectus related to the exchange offer that was initially filed on January 12, 2005.
     In order to be a qualifying holder of Class B common stock for purposes of this prospectus, the holder must be a party to the stockholders’ agreement and must be permitted to transfer shares of Class B common stock to the selling stockholders under NACCO’s certificate of incorporation and the stockholders’ agreement. As of March 3, 2009, the participating stockholders under the stockholders’ agreement beneficially owned approximately 96% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders’ agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus. In connection with any exchange of Class B common stock to the selling stockholders, we may require from each holder of Class B common stock documents that evidence the permitted nature of the exchange under NACCO’s certificate of incorporation.
     The Class A common stock offered for exchange by the selling stockholders is entitled to one vote per share. The Class B common stock that will be transferred by qualifying holders to the selling stockholders is entitled to ten votes per share.
     Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, except that the six-month holding period requirement of Rule 144 will not apply.
     Any broker-dealers, agents or underwriters that participate in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of Class A common stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.
     In order to comply with the securities laws of specific states, sales of shares of Class A common stock covered by this prospectus to qualifying holders of Class B common stock in some states may be made only through broker-dealers who are registered or licensed in those states.
     We have been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the shares of Class A common stock covered by this prospectus owned by them.
     Agents, broker-dealers and underwriters involved in the transactions contemplated by this prospectus may engage in transactions with, and perform investment banking and advisory services for, us.

     Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.
Accounting Treatment
     For accounting purposes, we will recognize no gain or loss as a result of the exchange by holders of shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.
No Appraisal or Dissenters’ Rights
     In connection with the selling stockholders’ offer to exchange up to 362,703 shares of Class A common stock, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following sets forth the material U.S. federal income tax consequences of an exchange by holders of shares of Class B common stock of NACCO for shares of Class A common stock of NACCO pursuant to this prospectus. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of an exchange. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their tax advisors regarding the tax consequences of an exchange to them, including the effects of U.S. federal, state, local, foreign and other tax laws.
     Tax Consequences of an Exchange
     Subject to the following assumptions, limitations and qualifications, in the opinion of Jones Day, counsel to NACCO, for U.S. federal income tax purposes:
•	gain or loss will generally not be recognized by the holders of shares of Class B common stock upon the exchange of their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus;

•	the aggregate adjusted tax basis of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will be equal to the aggregate adjusted basis of the shares of Class B common stock exchanged for those shares of Class A common stock; and

•	the holding period of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will include the holding period of the holder’s shares of Class B common stock exchanged for that Class A common stock.
     Considerations with Respect to Discussion and Tax Opinion
     The tax opinion of Jones Day is and will be subject to the following assumptions, limitations and qualifications:
     The opinion addresses only the specified material U.S. federal income tax consequences of an exchange. It does not address any state, local or foreign tax consequences of an exchange.
     The opinion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation, (1) certain U.S. expatriates, (2) stockholders that hold NACCO Class A or Class B common stock as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment, (3) financial institutions, (4) tax-exempt entities, (5) insurance companies, (6) dealers in securities or foreign currency, (7) traders that mark-to-market, (8) stockholders who acquired their shares of Class B common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and (9) foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.
     The opinion does not address the tax consequences of any transaction other than an exchange pursuant to this prospectus.
     The opinion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions all in effect as of February 26, 2008, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations. Jones Day assumes no obligation to advise NACCO or the holders of Class B common stock of such changes.

     The opinion assumes that holders of Class B common stock hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code.
     The opinion assumes that each exchange of Class B common stock for Class A common stock will be consummated in accordance with the descriptions contained in this prospectus.
     The opinion assumes that the fair market value of the Class A common stock to be received in any exchange and the fair market value of the Class B common stock to be delivered in any exchange will be approximately equal in value.
     The opinion assumes that none of the Class B common stock transferred to any selling stockholder in any exchange will be subject to a liability, and no selling stockholder that is a party to any exchange will assume any liabilities of a holder of Class B common stock in connection with the exchange.
     The opinion assumes that NACCO and the holders of Class B common stock who transfer their shares pursuant to an exchange will each pay their respective expenses, if any, incurred in connection with an exchange.
     The opinion assumes that the representations contained in a tax certification letter addressed to Jones Day from NACCO, as well as the assumptions set forth in the preceding paragraphs, are accurate at all material times, including the date of any exchange pursuant to this prospectus. The representations contained in the tax certification letter are statements of fact material to the determination as to whether gain or loss will be recognized as a result of an exchange.
     The opinion of Jones Day is not binding on the Internal Revenue Service and does not preclude it from adopting a contrary position. In addition, if any of the representations or assumptions upon which the discussion and opinion rely are inconsistent with the actual facts, the conclusions reached therein could be adversely affected.
LEGAL MATTERS
     The validity of the shares of Class A common stock offered for exchange hereby has been passed upon for NACCO by Charles A. Bittenbender, its Vice President, General Counsel and Secretary. Mr. Bittenbender owned 11,386 shares of our Class A common stock as of March 3, 2009.
EXPERTS
     The consolidated financial statements of NACCO for the year ended December 31, 2008, appearing in NACCO’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including schedules appearing therein), and the effectiveness of NACCO’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of NACCO’s internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     The Company’s By-laws provide in Article VI that the Company will indemnify its directors, officers and employees and each person who is or was serving at the request of the Company as a director, officer, employee or agent, or as an administrator or fiduciary with respect to any employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted by statute.
     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

Item 21. Exhibits and Financial Statement Schedules.
     (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

Exhibit
Number	Description of Document

4.1	The Company by this filing agrees, upon request, to file with the Securities and Exchange Commission the instruments defining the rights of holders of Long-Term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

4.2	The Mortgage and Security Agreement, dated April 8, 1976, between The Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated herein by reference to Exhibit 4(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, Commission File Number 1-9172.

4.3	Amendment No. 1 to the Mortgage and Security Agreement, dated as of December 15, 1993, between Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated herein by reference to Exhibit 4(iii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Commission File Number 1-9172.

4.4	Stockholders’ Agreement, dated as of March 15, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 2 to the Schedule 13D filed on March 29, 1990 with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.5	Amendment to Stockholders’ Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 4 to Amendment No. 1 to the Schedule 13D filed on April 11, 1990 with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.6	Amendment to Stockholders’ Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 5 to Amendment No. 1 to the Schedule 13D filed on April 11, 1990 with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.7	Amendment to Stockholders’ Agreement, dated as of November 17, 1990, among the signatories thereto, the Company, and Ameritrust Company National Association, as depository, is incorporated herein by reference to Amendment No. 2 to the Schedule 13D filed on March 18, 1991 with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.8	Amendment to Stockholders’ Agreement, dated as of November 14, 1996, among the signatories thereto, the Company, the New Participating Stockholders (as defined therein) and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

Exhibit
Number	Description of Document

4.9	Amendment to Stockholders’ Agreement, dated as of November 14, 1996, among the signatories thereto, the Company, the New Participating Stockholders (as defined therein) and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.10	Amendment to Stockholders’ Agreement, dated as of April 9, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.11	Amendment to Stockholders’ Agreement, dated as of December 26, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.12	Amendment to Stockholders’ Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.13	Amendment to Stockholders’ Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.14	Amendment to Stockholders’ Agreement, dated as of March 30, 2000, by and among First Chicago Trust Company of New York, the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.15	Amendment to Stockholders’ Agreement, dated as of October 31, 2000, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.16	Amendment to Stockholders’ Agreement, dated as of October 31, 2000, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

Exhibit
Number	Description of Document

4.17	Amendment to Stockholders’ Agreement, dated as of February 14, 2001, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.18	Amendment to Stockholders’ Agreement, dated as of December 26, 2001, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 9 to the Schedule 13D filed on February 14, 2002, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.19	Amendment to Stockholders’ Agreement, dated as of February 11, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 9 to the Schedule 13D filed on February 14, 2002, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.20	Indenture, dated as of May 9, 2002, by and among NMHG Holding Co., the Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee (including the form of 10% senior note due 2009) is incorporated herein by reference to Exhibit 4.2 to NMHG Holding Co.’s Registration Statement on Form S-4 filed on May 28, 2002, Commission File Number 333-89248.

4.21	Amendment to Stockholders’ Agreement, dated as of October 24, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 10 to the Schedule 13D filed on February 14, 2003, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.22	Amendment to Stockholders’ Agreement, dated as of December 30, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 10 to the Schedule 13D filed on February 14, 2003, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.23*	Amendment to Stockholders’ Agreement, dated as of December 28, 2004, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein).

4.24*	Amendment to Stockholders’ Agreement, dated as of February 7, 2005, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein).

4.25	Amendment to Stockholders’ Agreement, dated as of March 24, 2006, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 15 to the Schedule 13D filed on February 14, 2008, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

Exhibit
Number	Description of Document

4.26	Amendment to Stockholders’ Agreement, dated as of September 19, 2007, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 15 to the Schedule 13D filed on February 14, 2008, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.27	Amendment to Stockholders’ Agreement, dated as of November 13, 2008, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 16 to the Schedule 13D filed on February 13, 2009, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.28	Amendment to Stockholders’ Agreement, dated as of November 26, 2008, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 16 to the Schedule 13D filed on February 13, 2009, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

5.1*	Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.

8.1*	Opinion of Jones Day as to tax matters.

23.1*	Consent of Charles A. Bittenbender, Esq. (included in Exhibit 5.1).

23.2	Consent of independent registered public accounting firm.

23.3*	Consent of Jones Day (included in Exhibit 8.1).

24.1*	Power of Attorney.

24.2*	Power of Attorney of Eugene Wong.

*	Previously filed
(b)	Financial Statement Schedules.
     None.
(c)	Report, Opinion or Appraisal.
     None.
Item. 22. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 and 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment no. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on March 13, 2009.

NACCO INDUSTRIES, INC.
By:	/s/ Charles A. Bittenbender
Charles A. Bittenbender
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

*
Alfred M. Rankin, Jr.	Chairman, President and Chief Executive Officer (principal executive officer) and Director	March 13, 2009

*
Kenneth C. Schilling	Vice President and Controller (principal financial and accounting officer)	March 13, 2009

*
Owsley Brown II	Director	March 13, 2009

*
Dennis W. LaBarre	Director	March 13, 2009

*
Richard de J. Osborne	Director	March 13, 2009

*
Ian M. Ross	Director	March 13, 2009

*
Michael E. Shannon	Director	March 13, 2009

*
Britton T. Taplin	Director	March 13, 2009

*
David F. Taplin	Director	March 13, 2009

*
John F. Turben	Director	March 13, 2009

*
Eugene Wong	Director	March 13, 2009

*	Charles A. Bittenbender, by signing his name hereto, does hereby sign and execute this post-effective amendment no. 5 to the registration statement pursuant to the power of attorney executed by the above-named officers and directors of the Company and filed with the Securities and Exchange Commission.

/s/ Charles A. Bittenbender Charles A. Bittenbender, Attorney-in-Fact	March 13, 2009

EXHIBIT INDEX

Exhibit
Number	Description of Document

4.1	The Company by this filing agrees, upon request, to file with the Securities and Exchange Commission the instruments defining the rights of holders of Long-Term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

4.2	The Mortgage and Security Agreement, dated April 8, 1976, between The Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated herein by reference to Exhibit 4(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, Commission File Number 1-9172.

4.3	Amendment No. 1 to the Mortgage and Security Agreement, dated as of December 15, 1993, between Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated herein by reference to Exhibit 4(iii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Commission File Number 1-9172.

4.4	Stockholders’ Agreement, dated as of March 15, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 2 to the Schedule 13D filed on March 29, 1990 with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.5	Amendment to Stockholders’ Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 4 to Amendment No. 1 to the Schedule 13D filed on April 11, 1990 with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.6	Amendment to Stockholders’ Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 5 to Amendment No. 1 to the Schedule 13D filed on April 11, 1990 with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.7	Amendment to Stockholders’ Agreement, dated as of November 17, 1990, among the signatories thereto, the Company, and Ameritrust Company National Association, as depository, is incorporated herein by reference to Amendment No. 2 to the Schedule 13D filed on March 18, 1991 with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.8	Amendment to Stockholders’ Agreement, dated as of November 14, 1996, among the signatories thereto, the Company, the New Participating Stockholders (as defined therein) and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

Exhibit
Number	Description of Document
4.9	Amendment to Stockholders’ Agreement, dated as of November 14, 1996, among the signatories thereto, the Company, the New Participating Stockholders (as defined therein) and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.10	Amendment to Stockholders’ Agreement, dated as of April 9, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.11	Amendment to Stockholders’ Agreement, dated as of December 26, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.12	Amendment to Stockholders’ Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.13	Amendment to Stockholders’ Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.14	Amendment to Stockholders’ Agreement, dated as of March 30, 2000, by and among First Chicago Trust Company of New York, the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.15	Amendment to Stockholders’ Agreement, dated as of October 31, 2000, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.16	Amendment to Stockholders’ Agreement, dated as of October 31, 2000, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

Exhibit
Number	Description of Document
4.17	Amendment to Stockholders’ Agreement, dated as of February 14, 2001, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.18	Amendment to Stockholders’ Agreement, dated as of December 26, 2001, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 9 to the Schedule 13D filed on February 14, 2002, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.19	Amendment to Stockholders’ Agreement, dated as of February 11, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 9 to the Schedule 13D filed on February 14, 2002, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.20	Indenture, dated as of May 9, 2002, by and among NMHG Holding Co., the Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee (including the form of 10% senior note due 2009) is incorporated by reference to Exhibit 4.2 to NMHG Holding Co.’s Registration Statement on Form S-4 filed on May 28, 2002, Commission File Number 333-89248.

4.21	Amendment to Stockholders’ Agreement, dated as of October 24, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 10 to the Schedule 13D filed on February 14, 2003, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.22	Amendment to Stockholders’ Agreement, dated as of December 30, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 10 to the Schedule 13D filed on February 14, 2003, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.23*	Amendment to Stockholders’ Agreement, dated as of December 28, 2004, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein).

4.24*	Amendment to Stockholders’ Agreement, dated as of February 7, 2005, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein).

4.25	Amendment to Stockholders’ Agreement, dated as of March 24, 2006, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 15 to the Schedule 13D filed on February 14, 2008, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

Exhibit
Number	Description of Document

4.26	Amendment to Stockholders’ Agreement, dated as of September 19, 2007, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 15 to the Schedule 13D filed on February 14, 2008, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.27	Amendment to Stockholders’ Agreement, dated as of November 13, 2008, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 16 to the Schedule 13D filed on February 13, 2009, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

4.28	Amendment to Stockholders’ Agreement, dated as of November 26, 2008, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 16 to the Schedule 13D filed on February 13, 2009, with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc., Commission File Number 5-38001.

5.1*	Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.

8.1*	Opinion of Jones Day as to tax matters.

23.1*	Consent of Charles A. Bittenbender, Esq. (included in Exhibit 5.1).

23.2	Consent of independent registered public accounting firm.

23.3*	Consent of Jones Day (included in Exhibit 8.1).

24.1*	Power of Attorney.

24.2*	Power of Attorney of Eugene Wong.

*	Previously filed